EXHIBIT 99.1

  America Service Group Announces Finalization of New Contract with
         New York City Department of Health and Mental Hygiene

    BRENTWOOD, Tenn.--(BUSINESS WIRE)--Dec. 27, 2004--America Service Group Inc. (NASDAQ:ASGR) announced today that its operating subsidiary, Prison Health Services, Inc. (PHS), has finalized its new contract with the New York City (NYC) Department of Health and Mental Hygiene to provide comprehensive medical, mental health, dental and ancillary services to inmates in the custody of the New York City Department of Correction.
    The new three-year "cost plus fixed fee" contract commences January 1, 2005. It may be extended by the client for up to an additional three years. Annual revenues under the contract are expected to be approximately $100 million in 2005. PHS has held the current contract to provide these services since January 1, 2001.
    America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.

    This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company's beliefs and expectations of future performance, the effects of any stock split or the payments of dividends and may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements including, without limitation, risks related to the following: the Company's ability to retain existing client contracts and obtain new contracts; whether or not government agencies continue to privatize correctional healthcare services; increased competition for new contracts and renewals of existing contracts; the Company's ability to execute its expansion strategies; the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage; the outcome of pending litigation; and the Company's dependence on key personnel. A discussion of these important factors and assumptions regarding the statements and risks involved is contained in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.

    CONTACT: America Service Group Inc., Brentwood
             Michael Catalano, 615-373-3100
             or
             Michael W. Taylor, 615-373-3100